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                                                                     Exhibit 99


[KOGER LOGO]                                                 KOGER EQUITY, INC.
                                                    8880 Freedom Crossing Trail
                                                    Jacksonville, Florida 32256
                                                                 (904) 538-8871

                                                                           NEWS

                              MEDIA INQUIRIES:    ANDREW MERRILL, DAVID PITTS
                                                  THE ABERNATHY MACGREGOR GROUP
                                                  (212) 371-5999

          KOGER EQUITY ANNOUNCES ACQUISITION OF PARTNERSHIP INTERESTS

BOCA RATON, FLORIDA--JANUARY 4, 2002--Koger Equity, Inc. (NYSE:KE) announced today that it acquired the limited partnership interests in Koger-Vanguard Partners, L.P. for approximately $16.5 million. The partnership, in which Koger is the general partner, owns the Vanguard Centre, an office park located in Charlotte, North Carolina, which contains approximately 525,000 rentable square feet. The acquired interests represented 76% of the total partnership interests. With this purchase, the Company also acquired the limited partner's right to convert their limited partnership interest into 999,710 shares of the Company's Common Stock. As a result, the unconverted interest will not be subject to receive the previously announced special gain distribution of $1.74 per share.

ABOUT KOGER EQUITY

Koger Equity, Inc. (NYSE:KE) owns and operates 12 suburban office parks and two freestanding buildings, containing 6.9 million rentable square feet, located in eight cities in the Southeast and manages for others eight suburban office parks and two freestanding buildings, containing 3.96 million rentable square feet, located in six cities in the Southeast and Southwest.

For more information about Koger contact its website at www.koger.com or Investor Relations, 8880 Freedom Crossing Trail, Suite 101, Jacksonville, Florida 32256-8280, 904-538-8871.